Exhibit 5.2

[Jones Day Letterhead]

February 7, 2007

SunPower Corporation

3939 North First Street

San Jose, CA 95134

Re:	2,947,132 shares of Class A Common Stock of SunPower Corporation

Ladies and Gentlemen:

We have acted as counsel for SunPower Corporation, a Delaware corporation (the “Company”), in connection with the issuance and delivery by the Company to Lehman Brothers International (Europe) Limited (“LBIE”), an affiliate of Lehman Brothers Inc. (the “Underwriter”), of 2,947,132 shares of Class A Common Stock, par value $0.001 per share, of the Company (the “Securities”), pursuant to the Underwriting Agreement dated February 2, 2007 (the “Underwriting Agreement”) by and among the Company, LBIE and the Underwriter and the Share Lending Agreement dated February 2, 2007 (the “Share Lending Agreement”) by and among the Company, LBIE and the Underwriter.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion.

Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Securities have been authorized by all the necessary corporate action of the Company and, when issued and delivered to LBIE pursuant to the Share Lending Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

Our examination of matters of law in connection with the opinion expressed herein has been limited to, and accordingly our opinion herein is limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or the laws of any other jurisdiction.

SunPower Corporation

February 7, 2007

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Current Report on Form 8-K to be dated February 8, 2007 relating to the Registration Statement (Registration No. 333-140272) of the Company (the “Registration Statement”) and to the reference to Jones Day under the caption “Certain Legal Matters” in the prospectus relating to the Securities and constituting a part of the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day